Exhibit 10.17

430 North McCarthy Blvd Milpitas, California 95035 USA 408 546-5000 www.jdsu.com

August 31, 2007

Helmut Berg

1 Milestone Center Court

Germantown, MD 20876

Re:	Your Employment with JDSU

Dear Helmut:

Further to your recent discussions with the Company, this letter agreement will confirm the terms of your continued employment with JDS Uniphase Corporation and its subsidiaries and affiliated entities (the “Company” or “JDSU”) commencing August 19, 2007, and thereafter.

You will continue in the role of President, Communications Test & Measurement (“CommTest”). Effective August 19, 2007 your base annual salary will be increased to $400,000.

Consistent with your career objective, after your many years of service to the Company, of eventually transitioning to a senior advisory and business development role, we will, in the ordinary course of our succession planning for all senior executives, continue consideration of candidates who may succeed your current leadership position. Sixty days following such time as the Company identifies a suitable candidate and that individual commences employment in the CommTest leadership role you will transition and report into the Corporate Development group, while potentially dual reporting to either the new senior leader of CommTest or the CEO, as a Vice President, grade E100, to contribute to strategic development and related technical activities. Upon the effective date of such transition your annual base salary will be reduced to $225,000, and your target incentive opportunity under the Company’s Incentive Plan will be reduced to 35% of your base salary.

As well, commencing with the second half of fiscal year 2008, and continuing each fiscal year thereafter through and including fiscal year 2010, you will receive at least a minimum target incentive payment (for clarity, 35% of your base salary) (the “Minimum Bonus”).

Finally, upon the eventual completion of your service in the CommTest leadership role when a new executive assumes those responsibilities, you will be entitled to a special retention bonus in the amount of $185,000, less required withholdings and deductions (the “Retention Bonus”). This payment will be provided to you with your first regular paycheck following the start date of a new leader for CommTest.

For clarity, you will not be entitled to any unpaid installments of the Minimum Bonus nor to the Retention Bonus discussed above in the event your employment is terminated prior to when such installments and/or the Retention Bonus become due if such termination is as a result of your voluntary resignation or your termination for Cause. For purposes of this letter, “Cause” is defined as (a) willful malfeasance by the employee which has a material adverse impact upon the Company; (b) substantial and continuing willful refusal to perform duties ordinarily performed by an employee in the same or similar position; (c) conviction of the employee of a felony, or of misdemeanor which would have a material adverse effect on the Company’s goodwill if Employee is retained as an employee of the Company; or (d) willful failure by Employee to comply with the written or known policies and procedures of the Company including but not limited to the JDS Uniphase Corporation Code of Business Conduct and Policy Regarding Inside Information and Securities Transactions. This Agreement shall represent the entire understanding between you and the Company regarding the terms of your employment with the exception of agreements relative to the protection of Company confidential and proprietary information, will supersede any previous discussions and understandings, and may not be modified except in writing signed by you and the Company.

To acknowledge your understanding and acceptance of the terms of this letter agreement we would appreciate your signing where indicated below.

Sincerely,

Brett Hooper
Senior Vice President, Human Resources

Agreed and Accepted:	Date:

Helmut Berg